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                                                                    EXHIBIT 4.68

                        THIS IS AN ENGLISH TRANSLATION OF THE ORIGINAL CONTRACT.

                                    AGREEMENT

PARTY A: GUANGDONG PEOPLE'S BROADCASTING STATION

PARTY B: GUANGZHOU SINGSHINE COMMUNICATION CO., LTD.

Guangdong People's Broadcasting Station ("PARTY A") and Guangzhou Singshine Communication Co., Ltd. ("PARTY B") hereby enter into this Agreement in accordance with the applicable laws and regulations of China and through friendly negotiations, with respect to be integrated marketing of programs and operating Party A's channel of Guangzhou FM107.6 (Dongguan FM102 and Zhanjiang FM107.5) (hereinafter referred to as "ENTERTAINMENT AND SPORTS CHANNEL" or "CHANNEL") and with the terms and conditions as follows:

ARTICLE 1 SCOPE OF COOPERATION

1.1 Both parties shall cooperate with each other to plan and provide the programs of the Entertainment and Sports Channel, to enhance the rate of audience and market share and to increase the income of the Channel.

1.2 Both parties shall work together to build the good image of the Entertainment and Sports Channel, and for that purpose, Party B shall act as the exclusive agent for the advertising operation of the Channel.

ARTICLE 2 TERM OF COOPERATION

2.1 The term of pilot operation of this Agreement shall be as from the date when this Agreement is executed to the date of December 31, 2006. Upon expiry of the pilot operation, both parties will sign a final contract, if both parties have no objection.

2.2 The duration of cooperation between both parties shall be 96 months, as from January 1, 2007 to December 31, 2014.

ARTICLE 3 CONDITIONS OF COOPERATION

3.1 Both parties must ensure that all programs of the Channel have the right guidance of public opinion and ensure the positioning of the Channel as established by Party A. Party A shall have the rights and powers to finally review and approve all programs (including programs and advertisements).

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3.2 Management of advertisements on the Channel shall be subject to the policy of Party A that "being operated by each channel and being centrally managed by headquarter". When ensuring the independence of advertisement operation companies, all advertisements are to be centrally managed with the respect of price, discount, author's remuneration, contracts and financial affairs.

3.3 During the term of this Agreement, Party B must timely pay the advertisement fees to the Channel according to the total time scale of advertisements purchased by Party B (refer to Article 4.2).

3.4 As the exclusive advertising agent of the Channel, Party B may directly sign contracts with customers, provided that the contents of such contracts may not conflict with the contents hereof. Party B shall submit the copy of such contracts to Party A for reference, so that both parties may confirm the schedule of advertisements to be broadcast.

3.5 Party B hereby acknowledges and confirms Party A's rights and obligations under the contracts signed by Party A with any third parties prior to effectiveness of this Agreement. With respect to those contracts whereby Party A has received the payment of advertisement fees but which are not fully performed, Party B shall succeed Party A in exercising the rights and performing the obligations thereunder. Where any third party fails to pay any amount due and payable under any contract signed by Party A before effectiveness of this Agreement, if said contract is being performed, Party B may, with the authorization of Party A, recover the amount from the third party and the amount shall be deemed as Party B's income.

3.6 In order to encourage Party B to continue carrying out advertising operation upon expiration of this Agreement, if Party B successfully collected the amounts of advertisement fees before the due date of those cash-paying advertisement contracts within the term of this Agreement, Party B may receive a commission at 50% of the said amounts thereunder. For those amounts collected thereunder after expiration of this Agreement, Party A will pay the commission to Party B according then effective commission rate. Additionally, if any non cash-paying advertisement contract signed for the purpose of promoting the Channel, such as those contracts with goods exchange, media exchange and channel exchange as consideration, is not fully performed within the term of this Agreement, such contract shall be performed within one year upon expiration of this Agreement. After the one year's period, Party B is not entitled to any compensation thereunder.

ARTICLE 4 COST OF ANNUAL ADVERTISEMENT TIME

4.1 The scope of advertisements operated by Party B includes medical advertisements, charity advertisements, commercial advertisements and other advertisements occupying resources of the Channel. The distribution of time resources for medical

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programs shall be determined by the Guangdong People's Broadcasting Station based on the principles of equality and fairness. Party B hereby undertakes that all incomes derived from the advertisements and activities of the Channel will be consolidated into Party A's financial statements. The total revenue in the initial year shall not be less than RMB 20,000,000, and it shall be increased at least 10% in each year. For the 4th year during the term of this Agreement, the total sales amount derived from commercial advertisements (other than medical advertisements) shall account for 50% or more in the total sales amount of all advertisements. (For the purpose of this article, "medical advertisement" shall mean a program with its length more than one minute and is jointly made by an institution and the station with respect to medical diagnosis, medicines, medial devices, plastic surgeries and other relevant contents. )

4.2 During the term of this Agreement, Party B shall pay the following advertisement fees to Party A in each year:

4.2.1 Initial year (i.e. 2007): the advertisement fee shall be RMB 5,200,000 (Five Million Two Hundred Thousand Yuan). From the second year, the annual advertisement fee shall be increased according to two base amounts. For the first part, the advertisement fee shall be increased at 10% on the base amount of previous year (the base amount of the initial year is RMB 4,000,000, and the base amount of the subsequent years includes the increased part), on a yearly basis. For the second part, the advertisement fee shall be increased at 5% on the base amount of previous year (the base amount of the initial year is RMB 1,200,000, and the base amount of the subsequent years includes the increased part), on a yearly basis.

4.2.2 Party B shall accept and employ all temporary staff members of the Channel according to the applicable laws and regulations. Party B shall at its own costs produce all programs, and unconditionally and strictly comply with all rules and regulations of Party A relating to management of programs. Party A shall provide radio announcers, and ensure the normal and safe broadcasting of all programs on the Channel.

ARTICLE 5 CONTRACT PRICE AND SHARING OF PROFITS

5.1 Party B shall pay a total amount of RMB 500,000 in the initial year on January 1, 2007 (i.e. an amount of RMB 100,000 per year) to Party A as the annual security deposit. If Party B successfully achieves the annual advertisement revenue target, Party A shall refund the annual security deposit of the previous year (RMB 100,000 per year) to Party B without interest at the beginning of the next year (on or before January 15th). In the sixth year of this Agreement, Party B shall pay an additional amount of RMB 300,000 to Party A on January 1, 2012. If Party B successfully achieves the annual advertisement revenue target, Party A shall refund the annual security deposit of the previous year (RMB 100,000 per year) to Party B without interest at the beginning of the next year (on or before January 15th) as from 2013.

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5.2 Party B shall pay the monthly advertisement fee to Party A on or before the
15th day of each month. From January to December of a year, Party B shall pay the monthly advertisement fee in the following rates according to the up-down trends of advertising business and distribution of marketing funds: 6%, 7%, 7%, 8%, 8%, 8%, 8%, 9%, 9%, 10%, 10% and 10%. Upon receipt of the monthly advertisement fee from Party B, Party A shall issue a corresponding invoice to Party B on the same day.

5.3 If Party B fails to pay the aforesaid monthly advertisement fee before the 15th day of a month, it shall pay an overdue fine to Party A at 1% of the due and payable amount on a daily basis. If Party B still fails to pay the monthly advertisement fee on the 25th day of current month, Party A may terminate this Agreement. For the defaulted amount, overdue fine and other losses, Party A may directly deduct the same from the security deposit paid by Party B. If this Agreement is terminated due to any fault of Party B, Party A may retain the security deposit.

5.4 During the term of this Agreement, if Party A intends to use any advertisement time section purchased by Party B exchange goods with any third party, then 50% of proceeds from such goods exchange shall belong to Party B.

5.5 Party B hereby agrees that, when it carries out the business of all telecommunication interactive value-added services, such as SMS, MMS, coloring ringback tone, IVR and WAP, according to the rules and policies of Party A, it will use the platform designated by Guangdong Teamnet Co., Ltd. ("TEAMNET COMPANY"). The profits derived from such services shall be distributed between Party B and Teamnet Company at the proportion of 50%:50%. Upon receipt of the settled payment from the telecommunication operators for a specific month, Teamnet Company shall pay the profit distribution to Party B within five business days, and provide the list of data flow to Party B for checking.

5.6 Party B hereby agrees that, when it establishes a website for the Channel according to the rules and policies of Party A, it will use the host platform designated by Teamnet Company and pay the relevant host and technical support service fees. The rules and procedures for management of programs on the Channel shall be applied in the management of website contents, and all website contents shall be subject to the final review and approval of Party A.

ARTICLE 6 FORM OF COOPERATION

6.1 The "General Operation Manager" of the Channel shall be appointed by Party A and the "Vice General Operation Manager" shall be appointed by Party B, to facilitate the daily communication and cooperation with respect to the Channel and to specify the duties and authorities of both parties. They shall be respectively responsible for formulation of program and operation policies, coordination, management and monitoring of the Channel and all departments of the Station.

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6.2 The annual advertisement operation plan shall be proposed by Party B and shall be confirmed and jointly implemented by the General Operation Manager.

6.3 Advertisement and Promotion:

6.3.1 During the pilot operation of this Agreement, Party B shall put in funds to carry out large-scale promotional activities for the benefits of the Channel, to advertise the Channel and provide goods programs for the Channel. As compensation to Party B, Party B may sell commercial advertisements on the Channel from October 2006 at 50% of the quoted price and may receive a commission at 15% of the total advertisement revenue, in addition to compensation at 35% of the program production costs.

6.3.2 During the term of this Agreement, Party B shall prepare the annual advertisement plan within the last quarter of each year and ensure the annual advertisement for the Channel, including promotional activities, channel construction, media exchange and theme restaurants.

6.3.3 During the term of this Agreement, Party B shall be responsible for overall brand promotion and planning of the Channel. Party B shall be fully responsible for the exchange of advertisements with other media, channels and other partners and vendors.

6.4 Party B shall be responsible for establishing an advertisement operation team, and may market, plan and produce advertisements in the name of general advertisement agent of the Channel.

6.5 Both parties shall respectively appoint some persons to coordinate the filing of advertisement contracts and to participate in the promotion of the Channel, and edition and management of programs and advertisement tapes.

ARTICLE 7 PERFORMANCE OF THIS AGREEMENT

7.1 All programs (including medical programs) shall be provided by Party B, which must include sports news three times a day (no more than 1.5 minutes for each time). Such programs must be in compliance with the applicable state laws, regulations and policies regarding advertisements, and Party A may have the right to decide the contents of programs, broadcasting of programs and scheduling of advertisements.

7.2 Costs relating to the live studio:

Party B shall at its own costs provide the normal telecommunication of the live studio, including internet and telephone. If Party B opens an outdoors live studio, it shall at its own costs maintain and repair all equipment required for operation of the said

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outdoors live studio. With respect to the equipment required for normal operation of the live studio, it is agreed that:

7.2.1 For any equipment added due to Party B's demand, Party B shall at its own costs maintain such equipment;

7.2.2 If any equipment is damaged due to improper or mistaken operation of Party A's or Party B's anchorman, the responsible party shall at its own costs repair or replace the equipment;

7.2.3 The costs for maintenance and updating of original equipment shall be firstly paid from the maintenance fund of the Channel, and the amount in short shall be paid by Party B. For this purpose, Party A shall submit the financial record of the maintenance fund of the previous quarter to Party B at the beginning of each quarter, and the quarterly financial record shall be signed by both parties for confirmation;

7.2.4 The costs for transmission and coverage of signals of the Channel shall be paid by Party A.

7.3 During the term of this Agreement, the song, logo and slogan of the Channel designed by Party B shall be subject to the final review and approval of Party A, and the copyright thereof shall be jointly owned by both parties. Without prior approval of both parties, neither party may use the same for any purpose other than for the programs and activities of the Channel. After expiration or termination of this Agreement, the copyright thereof shall be exclusively owned by Party A.

ARTICLE 8 RIGHTS AND OBLIGATIONS OF BOTH PARTIES

8.1 Party A's Rights and Obligations

8.1.1 Within five business days upon receipt of all suggestions and proposals of Party B regarding the development of the Channel, including overall positioning, promotional plan, contents of programs, schedule of programs, advertisement operation plan, contents and price of advertisements, advertisement contracts, distribution of time for advertisements, as well as all activities sponsored or participated in the name of the Channel, Party A shall give its decision to Party B. If Party A disapproves any content, it shall give a reasonable written notice to Party B to explain the reason. Where Party A fails to give a reply within the prescribed time period, it shall be deemed that Party A has accepted all contents.

8.1.2 Party A shall ensure the frequency modulation of the Channel will meet the relevant state requirements for broadcasting industry before December 31, 2006.

8.1.3 Party A shall ensure the normal broadcasting all approved programs and

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advertisements.

8.1.4 Party A shall provide Party B with a broadcasting certificate for all advertisements broadcast on the Channel.

8.1.5 When the quarterly rate of audience is declared, Party A shall timely provide Party B with all information and data about audience investigation, as well as relevant monitoring reports.

8.1.6 Party A shall provide the program schedule of other channels owned by it, and shall broadcast all advertisements on the Channel according to the schedule arranged by Party B. The total time scale of such programs may be exchanged with other channels on an equal basis.

8.1.7 In order to facilitate Party B's business operation, Party A hereby agrees to broadcast an image promotion advertisement for Party B and a recruitment advertisement of program planning/anchors and advertisement marketing persons on the Channel (FM107.6). During the term of this Agreement, the total time scale of such advertisements shall be five times a day and thirty seconds a time.

8.2 Party B's Rights and Obligations

8.2.1 Party B shall comply with all applicable state laws and regulations regarding advertisement operation, as well as the policies and rules of Party A, and shall abide by the right guidance of public opinion. Party B shall comply with Party A's rules and policies regarding secure broadcasting of programs, and shall be subject to the supervision and punishment of Party A.

8.2.2 Party B may propose the rate of advertisement price for the Channel and shall implement such rate when the same is approved by Party A. The rate of discount for customers shall be subject to Article 3.2 of this Agreement.

8.2.3 When the rate of audience of the Channel is increased and it is to attract other advertisement agents interested in, Party B shall be fully responsible for contact with such agents and identify their qualification. The authorization letter to such agents shall be jointly issued by both parties. Other contracts or agreements signed by Party B and other advertisement agents shall be subject to the written approval or confirmation of Party A, as the case may be.

8.2.4 Party B may broadcast its image promotional advertisement on other channels owned by Party A (or designated by Party A) (with the agreement of other channels, to exchange the time of advertisements of other channels on an equal basis).

8.2.5 Party B shall at its own costs employ program production professionals and

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advertisement operation professionals, to ensure the normal broadcasting of programs and normal operation of advertisements on the Channel.

8.2.6 Party B hereby undertakes that it will not produce or operate any other brand programs and activities which are being produced and operated by Party A's channels.

ARTICLE 9 LIABILITIES FOR BREACH OF CONTRACT

9.1 If either party makes any untrue statement, guaranty or commitment hereunder or fails to fully perform its obligations hereunder, it shall be deemed as a breach of contract. The breaching party shall be subject to the liabilities for breach of contract as stipulated herein.

9.2 If either party materially breaches this Agreement, the non-breaching party may terminate this Agreement and the breaching party shall indemnify the non-breaching party against all losses and damages incurred therefrom.

9.3 If Party B or its anchorman or operation representative violates any applicable state law, regulation or rule regarding radio broadcasting or advertisement operation, Party A may immediately terminate this Agreement, and Party B shall be subject to the liabilities for breach of Contract and indemnify Party A against all losses incurred therefrom.

9.4 If Party A or its employee violates any applicable state law, regulation or rule regarding radio broadcasting or advertisement operation, which adversely affects the performance of this Agreement or causes any loss to Party B, Party B may immediately terminate this Agreement, and Party A shall be subject to the liabilities for breach of Contract, shall indemnify Party B against all losses incurred therefrom and shall immediately and fully refund the security deposit to Party B.

9.5 If Party B fails to achieve the agreed minimum advertisement revenue amount or the advertisement revenue target due to any fault of Party A and so this Agreement is terminated, Party A shall indemnify Party B against all losses incurred therefrom and fully refund the security deposit to Party B.

9.6 If this Agreement is terminated without any fault of both parties, both parties shall settle the subsequent issues through friendly negotiations.

ARTICLE 10 RENEWAL AND MISCELLANEOUS

10.1 Under the equivalent conditions, Party B shall have the priority right to renew this Agreement upon expiration of this Agreement.

10.2 Upon expiration or termination of this Agreement, both parties shall agree upon a

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solution for all programs are being broadcast or are decided but yet to be broadcast, through friendly negotiations.

ARTICLE 11 FORCE MAJEURE

If this Agreement or any obligation hereunder is unable to be fully or timely performed due to any government act, order of reformation given by any relevant authority, political or military cause or any other unforeseeable, inevitable or uncontrollable event, it shall not be deemed as a breach of contract and both parties are not liable to each other. However, the party alleging an event of force majeure shall timely provide the other party with a valid certificate issued by government agency or notary office, and shall take effective actions to avoid additional losses; otherwise, it shall be liable for all additional losses resulting therefrom. The notified party shall take effective actions to avoid additional losses; otherwise, it may not claim compensation for such additional losses.

ARTICLE 12 SETTLEMENT OF DISPUTE

Any issue absent hereof shall be settled by both parties through friendly negotiations and specified in an agreement supplementary hereto. In case no settlement can be reached, the issue shall be submitted to Guangzhou Arbitration Committee for arbitration.

ARTICLE 13 EFFECTIVENESS

This Agreement shall enter into force as of the date when the same is duly signed and sealed by both parties hereto.

This Agreement shall be made in four (4) originals, two (2) for each party hereto and each being of equal legal force.

PARTY A: GUANGDONG PEOPLE'S BROADCASTING STATION ENTERTAINMENT & SPORTS DIVISION (with Company seal)


Legal Representative: /s/

Date: November 1, 2006

PARTY B: GUANGZHOU SINGSHINE COMMUNICATION CO., LTD. (with Company seal)


Legal Representative: /s/

Date: November 1, 2006